Exhibit 99.1

Madison Air Announces Pricing of Initial Public Offering

CHICAGO, IL, April 15, 2026 — Madison Air Solutions Corporation (“Madison Air”) today announced the pricing of its initial public offering of 82,692,308 shares of its Class A common stock at a public offering price of $27.00 per share. In addition, Madison Air has granted the underwriters a 30-day option to purchase up to an additional 12,403,846 shares of its Class A common stock at the initial public offering price, less underwriting discounts and commissions.

The shares are expected to begin trading on the New York Stock Exchange on April 16, 2026 under the ticker symbol “MAIR,” and the offering is expected to close on April 17, 2026, subject to customary closing conditions.

Goldman Sachs & Co. LLC, Barclays, Jefferies and Wells Fargo Securities are acting as lead bookrunning managers for the proposed offering.

BofA Securities, Citigroup, Baird, RBC Capital Markets, Guggenheim Securities, Santander, Wolfe | Nomura Alliance and CIBC Capital Markets are acting as book-running managers.

Comerica Securities, William Blair, Stifel, Capital One Securities and PNC Capital Markets LLC are acting as co-managers.

In addition to the shares being sold in the initial public offering, Madison Air has agreed to sell $100.0 million of its Class B common stock in a concurrent private placement to one of its existing investors, an entity controlled by Madison Air’s founder, Larry Gies, at a price per share equal to the initial public offering price. The sale of the shares of Class B common stock in the concurrent private placement will not be registered under the Securities Act of 1933, as amended. The closing of the concurrent private placement is expected to be completed concurrently with the closing of the initial public offering.

The initial public offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 by calling 1-888-603-5847 or by email at barclaysprospectus@broadridge.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 by calling (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com.

A registration statement relating to the securities sold in the initial public offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Madison Air

Madison Air is an air quality solutions provider for priority commercial and residential markets. Through its portfolio of trusted brands, including Addison, AprilAire, Big Ass Fans, Broan-NuTone, Nortek Air Solutions, Nortek Data Center Cooling and Reznor, the company helps customers improve performance, protect critical assets and create healthier indoor environments. Madison Air’s mission is to make the world safer, healthier and more productive through the power of better air.

Investor Relations Contact:

Steve Low-Tufo

slowtufo@madison.net

+1-203-260-2262

Media Contact:

Christine Carey

ccarey@madisonair.com

+1-612-447-3457